List of Guarantor Subsidiaries

The following series of senior unsecured debt securities issued by Regal Rexnord Corporation are jointly and severally unconditionally guaranteed on a senior unsecured basis by certain of its direct and indirect wholly-owned subsidiaries (the “Guarantor Subsidiaries”):

Description
6.05% senior notes due 2026 (the “2026 Senior Notes”)
6.05% senior notes due 2028 (the “2028 Senior Notes”)
6.30% senior notes due 2030 (the “2030 Senior Notes”)
6.40% senior notes due 2033 (the “2033 Senior Notes”)

Guarantor Subsidiary	State of Incorporation
Regal Beloit America, Inc.	Wisconsin
Rexnord Industries, LLC	Delaware
Land Newco, Inc.	Delaware
Altra Industrial Motion Corp.	Delaware
American Precision Industries Inc.	Delaware
Ameridrives International, LLC	Delaware
AS Motion North America Inc.	Delaware
Boston Gear LLC	Delaware
Formsprag LLC	Delaware
Guardian Couplings LLC	Delaware
Inertia Dynamics, LLC	Delaware
Kilian Manufacturing Corporation	Delaware
Kollmorgen Corporation	New York
Nook Industries, LLC	Nevada
PacSci Motion Control, Inc.	Massachusetts
TB Wood’s Corporation	Delaware
TB Wood’s Incorporated	Pennsylvania
Thomson Industries, Inc.	Delaware
Thomson Linear LLC	Delaware
Warner Electric LLC	Delaware